                                                                   EXHIBIT 10.18

                               [AEROPOSTALE LOGO]

April 1, 2003


Michael Cunningham
21 Bridge Road
Nanuet, NY  10954

Dear Michael:

I write to confirm that in order to protect both you and Aeropostale, Inc. ("Aeropostale" or "the Company") in the event your employment with the Company is terminated -- voluntarily or involuntarily -- you and the Company agree to the following terms:

      - You will not hire, solicit or otherwise induce any employees of Aeropostale to terminate their employment with Aeropostale for a period of one year following the termination of your employment with Aeropostale.

      - You will provide Aeropostale with a least 30 days written notice before voluntarily terminating your employment with the Company; and, for a period of one year from the termination of your employment with Aeropostale, you shall notify the Company of any new employment that you accept within two weeks of accepting the new employment.

      - You will also comply with your existing post employment obligations to the Company, including your duty to maintain the confidence of any confidential and proprietary information that you obtained from the Company and not to use this information for the benefit of any third parties.

      - In the event your employment is terminated by the Company without cause, it will pay you severance equal to your base salary on your termination date over a period of twelve months in accordance with the payroll schedule in effect at the time the payments are made, less any withholdings or deductions required by law.

      - In the event your employment is terminated by Aeropostale without cause, it will also pay you any accrued bonus otherwise payable to you under the terms of the bonus plan applicable to you on your termination date, prorated based upon your termination date, on or before April 1 of the year following your termination date.

      - The payment of the severance and the prorated bonus is conditioned upon your execution of a release and waiver of any and all claims you may have against the Company in a form acceptable to the Company ("the Release"), including a release and waiver of claims under the Age Discrimination in Employment Act.

      - You will not be entitled to the severance or the prorated bonus if you (i) voluntarily terminate your employment with the Company; (ii) are terminated by the Company for cause; (iii) breach any of the obligations set forth in this agreement; (iv) decline to sign the Release; or (v) become employed by, associate yourself with or otherwise perform services for any person or entity that competes with Aeropostale in the territorial United States.

      - "Cause" for purposes of this agreement means any violation of the Company's code of business conduct, or rules and regulations for employees, as promulgated and amended from time to time, or any failure or neglect in the performance of your duties to the Company.

      - You will remain an employee-at-will, and both you and the Company may terminate your employment with the Company at any time for any reason subject to your compliance with the notice requirements set forth above.

      - This agreement supercedes and is in lieu of any other severance policy or agreement that might otherwise apply to you, and will be governed by the laws of the State of New York.

Please confirm your agreement to these terms by signing a copy of this letter in the space indicated below. By signing this agreement in the space indicated below, your are also acknowledging that the restrictive covenants set forth above are necessary to protect the Company's legitimate business interests, and that the agreement to pay you severance for a period of one year is adequate consideration for your agreeing to these restrictive covenants.

Sincerely,



Julian R. Geiger
Chairman & CEO

AGREED:

-------------------------
Michael Cunningham